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                                                            Exhibit 23.2



                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation of our report dated November 30, 1994 on the consolidated financial statements and Schedule II of Pharmaceutical Resources, Inc. as at and for the year ended October 1, 1994, into the Company's previously filed Registration Statements No. 33-35242 and No. 33-74052 on Forms S-3 and Registration Statements No. 2-99035, No. 33-15640, No. 33-51914, No. 33-
45785, No. 33-29992, No. 33-79954, No. 333-02885 and No. 33-79956 on Forms S-8.

/s/ Richard A. Eisner and Company, LLP

New York, New York
December 23, 1996